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[LOGO OF PRUDENTIAL SECURITIES INC. APPEARS HERE]

                                          Prudential Securities Incorporated
                                          One New York Plaza, New York, NY 10292
                                          (212) 778-1000


PRIVATE AND CONFIDENTIAL
------------------------


                                                               February 17, 1998

The Board of Directors
Meridian Point Realty Trust VIII
5400 LBJ Freeway, Suite 1470
Dallas, TX  75240


Members of the Board:

You have requested our opinion as to the fairness, from a financial point of view, of the aggregate consideration to be received by the holders, excluding EastGroup Properties Inc., a Maryland corporation ("EGP"), of the common stock and preferred stock of Meridian Point Realty Trust VIII Company, a Missouri corporation (the "Company" or "MPH"), pursuant to the terms and subject to the conditions set forth in the draft of the Agreement and Plan of Merger, dated February 16, 1998, by and among EGP, EastGroup-Meridian, Inc., a Missouri Corporation and a wholly-owned subsidiary of EGP ("Sub"), and MPH (the "Agreement"). As more fully described in the Agreement, (i) EGP will cause Sub to make a tender offer to purchase all outstanding shares of the common stock, par value $0.001 per share, of MPH (the "MPH Common Stock") at a purchase price of $8.50 per share and to purchase all outstanding shares of the preferred stock, par value $0.001 per share, of MPH (the "MPH Preferred Stock") at a purchase price of $10.00 per, in cash (the "Tender Offer"), and (ii) subsequent to the Tender Offer, Sub will be merged with and into EGP (the "Merger" and, together with the Tender Offer, the "Transaction") and each outstanding share of MPH Common Stock and MPH Preferred Stock not previously tendered will be converted into the right to receive $8.50 and $10.00 in cash, respectively.

         In conducting our analysis and arriving at the opinion expressed herein, we have reviewed such materials and considered such financial and other factors as we deemed relevant under the circumstances, including among other things:

     (i)    a draft of the Merger Agreement, dated February 16, 1998;

     (ii) certain publicly-available historical financial and operating data concerning the Company, including, but not limited to, (a) the Annual Report to Shareholders and Annual Reports on Form 10-K for the fiscal years ended December 31, 1994, December 31, 1995, and December 31, 1996, (b) the Quarterly Reports on Form 10-Q for the quarters ended March 31, 1997, June 30, 1997, and September 30, 1997, and (c) the Proxy Statement for the Annual Meeting of Shareholders held on June 13, 1997;

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                                              Prudential Securities Incorporated

     (iii)    certain pro-forma financial data prepared by MPH management;

     (iv) certain information relating to MPH, including property financial forecasts for the fiscal years ending December 31, 1998 through December 31, 2007, prepared by the management of MPH;

     (v) publicly available financial, operating and stock market data concerning certain companies engaged in businesses we deemed comparable to MPH or otherwise relevant to our inquiry;

     (vi) the financial terms of certain recent transactions we deemed relevant to our inquiry;

     (vii) the historical stock prices and trading volumes of MPH Common Stock and MPH Preferred Stock; and

     (viii) such other financial studies, analyses and investigations that we deemed appropriate.

         In addition, we contacted 29 parties in regards to the prospective sale of the Company and/or its individual assets, or in regards to a potential equity investment in the Company. Of the 29 parties, nine responded with offers for the entire Company and one responded with an offer for a portion of the real estate portfolio.

         We have assumed that the draft of the Merger Agreement which we reviewed (as referred to above) conforms in all material respects to the definitive form of the Merger Agreement.

         We have met with members of the senior management of the Company to discuss (i) the prospects for the Company's business, (ii) their estimates of the future financial performance of the Company, and (iii) such other matters that we deemed relevant. We have also visited most of the properties currently owned and operated by MPH.

         In connection with our review and analysis and in arriving at our opinion, we have relied upon the accuracy and completeness of the financial and other information provided to us by the Company or otherwise publicly available, and have not undertaken any independent verification of such information. We have not made or obtained any independent valuation or appraisal of any of the assets or liabilities of the Company. With respect to the financial forecasts provided to us by the Company, we have assumed, with your consent, that such forecasts (and the assumptions and bases therefor) have been reasonably prepared and represent management's best currently available estimates and good faith judgments as to the future financial performance of the Company.

         Further, our opinion is necessarily based on economic, financial and market conditions as they exist and can only be evaluated as of the date hereof.

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                                              Prudential Securities Incorporated

         We are acting as exclusive financial advisor to the Company in connection with the Transaction and will receive a fee for such services, the majority of which fee is contingent upon the consummation of the Tender Offer. We will also receive a fee upon delivery of this opinion. In the ordinary course of business we may actively trade the shares of MPH Common Stock and MPH Preferred Stock for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

         This letter and the opinion expressed herein are for the use of the Board of Directors of the Company in its consideration of the Transaction. This opinion does not constitute a recommendation to any shareholder of the Company as to whether such shareholder should tender shares in the Tender Offer or how such shareholder should vote on the proposed Merger, if applicable. Further, this opinion is rendered only with respect to the total consideration being paid for the Company, and in no way implies an opinion as to the fairness of the allocation of said consideration to the different classes of shareholders of the Company. This opinion may not be reproduced, summarized, excerpted from or otherwise publicly referred to or disclosed in any manner, without our prior written consent.

         Based upon and subject to the foregoing, our experience as investment bankers, our work as described above and other factors we deemed relevant, we are of the opinion that, as of the date hereof, the aggregate cash consideration to be received by the shareholders, excluding EGP, of the Company in the Transaction is fair, from a financial point of view.



                                    Very truly yours,

                                    /s/ Prudential Securities Incorporated

                                    PRUDENTIAL SECURITIES INCORPORATED

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